                                                                                                        Registration No. 33-__

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________

Premier Community Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia                                  54-1560968

(State or other jurisdiction of                                  (I.R.S. Employer

incorporation or organization)                                 Identification No.)

4095 Valley Pike 22602

Winchester, Va. (Zip Code)

(Address of Principal Executive offices)

_______________________

Premier Community Bankshares, Inc.

2002 Long-Term Incentive Plan

(Full Title of the Plan)

_____________________

Phillip C. Stone, Jr., Esq.

Wharton, Aldhizer & Weaver

100 South Mason Street

Harrisonburg, Va. 22801

(540) 438-5360

(Name, address and telephone number, including

area code, of agent for service)

___________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock	650,125 Shares	$10.55	$6,858,818.75	$631.01

(1) Estimated solely for purpose of calculating the registration fee based on the average of the high ($10.59) and low ($10.50) trading prices of Premier Community Bankshares, Inc. common stock as reported by NASDAQ for November 21, 2002.

Part II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Document by Reference.

The Registrant and the Plan hereby incorporate by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission ("SEC").

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed with the SEC on Form S-1, which became effective on August 26, 1996.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act 1934 since the end of the Registrant's fiscal year.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act (the "Act") provides, in general, for indemnification by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

The Act also provides that in any proceeding brought by or in the right of the Registrant or on behalf of shareholders of the Registrant, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the Registrant during the twelve months immediately preceding the act or omission for which liability was imposed. These limitations do not apply to willful misconduct, or a knowing violation of the criminal law or of any federal or state securities law.

The Registrant's Articles of Incorporation state that a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for any monetary damages. The Articles further direct that the Registrant shall indemnify any director or officer of the Registrant who is or was (i) a party to any proceeding ("Indemnifiable Proceeding") by reason of the fact the he is or was: a director or officer of the Registrant; or, (ii) serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise. The Registrant's indemnification duty makes it responsible for any liabilities or expenses incurred by a director or officer in any Indemnifiable Proceeding, except such liabilities and expenses as are incurred because of the director's or officer's willful misconduct or knowing violation of the criminal law.

The Articles reserve the right for the Registrant to purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it. Additionally, the Registrant is entitled to procure insurance in such amounts as the board of directors may determine on behalf of any person whom the corporation is required or allowed to indemnify against any liability asserted against or incurred by such person in any such capacity, or arising from his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the Articles of Incorporation.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

The Registrant hereby undertakes:

        (a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (1)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (2)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (3)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l) and (a)(2) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on November 12, 2002.

                                                            PREMIER COMMUNITY BANKSHARES, INC.,

                                                            By:                                /S/

                                                                    Donald L. Unger, President &

                                                                    Chief Executive Officer

                                                            By:                                /S/

                                                                    Frederick A. Board, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

                               /S/                                                                 11-12-02

Walter H. Aikens, Director                                                                Date

                               /S/                                                                 11-12-02

Clifton L. Good, Director                                                                  Date

                               /S/                                                                 11-12-02

Stephen T. Heitz, Director                                                                 Date

                               /S/                                                                 11-12-02

Joseph W. Hollis, Director                                                                Date

                               /S/                                                                 11-12-02

Wayne B. Ruck, Director                                                                 Date

                               /S/                                                                 11-12-02

John K. Stephens, Chairman                                                            Date

                               /S/                                                                 11-12-02

Donald L. Unger, President and CEO                                              Date

                               /S/                                                                 11-12-02

Paul R. Yoder, Jr., M.D., Director                                                   Date

Index to Exhibits

The following exhibits are filed herewith as part of this Registration Statement:

Exhibit No.

________

3.1       Amendment and Restated Articles of Incorporation*

3.2        Bylaws*

5           Opinion of Wharton, Aldhizer & Weaver, PLC

23.1      Consent of Yount, Hyde & Barbour, P.C.

23.2      Consent of Wharton, Aldhizer & Weaver, PLC (included in Exhibit 5)

29         2002 Long-Term Incentive Plan

* Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the SEC on April 2, 2001